FOR IMMEDIATE RELEASE	Exhibit 99.1

METTLER-TOLEDO INTERNATIONAL INC.

WOLFGANG WIENAND TO JOIN METTLER TOLEDO BOARD OF DIRECTORS

COLUMBUS, Ohio, USA – August 1st, 2023 – Mettler-Toledo International Inc. (NYSE: MTD) announced today that Dr. Wolfgang Wienand has been appointed to its Board of Directors, effective November 1st, 2023.

Dr. Wienand is the Chief Executive Officer of Siegfried Holding AG (SIX: SFZN), a global leader in contract development and manufacturing (CDMO) for the pharmaceutical industry. He joined Siegfried in 2010 as Member of the Executive Committee, initially serving as Chief Scientific Officer, then as Chief Strategy Officer and later holding both positions in parallel before becoming CEO in 2019. Prior to Siegfried, Dr. Wienand held senior management positions at Evonik Industries AG, a leading global specialty chemicals company.

Robert F. Spoerry, Chair of the Board, stated, “Wolfgang brings highly relevant experience as the CEO of a very successful services provider to the pharmaceutical industry, a key end market for METTLER TOLEDO. His significant experience as CEO and leading global strategy and innovation, process development, and manufacturing, will provide very valuable perspectives to our business. We welcome Wolfgang and look forward to his contributions to our Board.”

METTLER TOLEDO (NYSE: MTD) is a leading global supplier of precision instruments and services. We have strong leadership positions in all of our businesses and believe we hold global number-one market positions in most of them. We are recognized as an innovation leader and our solutions are critical in key R&D, quality control and manufacturing processes for customers in a wide range of industries including life sciences, food, and chemicals. Our sales and service network is one of the most extensive in the industry. Our products are sold in more than 140 countries and we have a direct presence in approximately 40 countries. With proven growth strategies and a focus on execution, we have achieved a long-term track record of strong financial performance. For more information, please visit www.mt.com.